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                                  EXHIBIT 21.2

                    SUBSIDIARIES OF HORSESHOE GAMING, L.L.C.



A. Name and jurisdiction of incorporation or organization of each direct and indirect subsidiary:

        1. Horseshoe Ventures, L.L.C., a Delaware limited liability company.

        2.      Horseshoe GP, Inc., a Nevada corporation.

        3.      New Gaming Capital Partnership, a Nevada limited partnership.

        4. Horseshoe Entertainment, a Louisiana limited partnership; also does business under the name Horseshoe Casino and Hotel, Bossier City.

        5. Robinson Property Group Limited Partnership, a Mississippi limited partnership; also does business under the name Horseshoe Casino and Hotel, Casino Center.

        6.      Red Oak Insurance Company Ltd., a Barbados corporation.